Exhibit 99.1

January 9, 2008
Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217)245-4111	(217)245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY
AND YEAR-END EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported net income for the three months ended December 31, 2007 of $175,000, or $0.09 per share of common stock, basic and diluted, compared to net income of $111,000, or $0.06 per share of common stock, basic and diluted, for the three months ended December 31, 2006.  Net income increased $64,000 during the fourth quarter of 2007, as compared to the same period of 2006, primarily due to increases of $113,000 in net interest income and $25,000 in other income and a decrease of $87,000 in income taxes, partially offset by increases of $105,000 in the provision for loan losses and $56,000 in other expenses.

The Company reported net income of $619,000, or $0.31 per share, basic and diluted, for the twelve months ended December 31, 2007, compared to net income of $895,000, or $0.45 per share, basic and diluted, for the twelve months ended December 31, 2006.  Net income decreased $276,000 during 2007, as compared to 2006, reflecting a $393,000 decrease in net interest income and increases of $209,000 in other expenses and $95,000 in the provision for loan losses, partially offset by an increase of $98,000 in other income and a decrease of $323,000 in income taxes.

The $393,000 decrease in net interest income is due to the net effect of increases of $1.6 million in interest income and $2.0 million in interest expense during the twelve months ended December 31, 2007, as compared to the same period of 2006.  Interest income on loans increased $1.4 million, primarily due to a $16.5 million increase in the average balance of the loan portfolio during 2007, as compared to 2006.  Interest income on investment and mortgage-backed securities increased $283,000 due to the reinvestment of funds into higher-yielding mortgage-backed and municipal securities.  The increased loan volume was primarily funded by a growth in deposits and an increase in other borrowings, which consisted of advances from the Federal Home Loan Bank.  Interest expense on deposits increased $1.8 million during 2007 compared to 2006, reflecting the 62 basis point increase in the average cost of deposits.  The average balance of deposits increased $14.6 million during 2007, primarily due to the growth in higher-cost money market deposit accounts and time deposits.  Interest expense on borrowings increased $191,000, as the average balance increased $3.5 million during 2007.

The $98,000 increase in other income is primarily due to increases of $63,000 in commission income, $47,000 in service charges on deposits, and $30,000 in trust income, partially offset by a decrease of $79,000 in net income from mortgage banking operations.  The decrease in net income from mortgage banking operations reflects a reduction in loan sales and an increase in the amortization of mortgage servicing rights.  Other expense increased $209,000 primarily due to increases of $239,000 in salaries and benefits expense and $37,000 in postage and office supplies, partially offset by a decrease of $46,000 in other real estate expense.  The increase in salaries and benefits is attributed to annual wage and cost increases, higher commissions, and additional staffing. The increase in the provision for loan losses reflects loan growth and an increase in net charge-offs of $211,000 during 2007, as compared to 2006.  The decrease in income taxes reflects a decrease in taxable income, an increase in tax-exempt municipal securities, and the effect of state income tax benefits.

Total assets at December 31, 2007, increased $21.1 million to $288.5 million from $267.4 million at December 31, 2006.  Total deposits at December 31, 2007 were $245.7 million, compared to $232.9 million at December 31, 2006.  Total equity was $22.6 million and $21.1 million at December 31, 2007 and 2006, respectively.  At December 31, 2007, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.0%, 10.4%, and 11.3%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to the ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended December 31, 2007, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.